Exhibit 99.1

BGC PARTNERS, NEWMARK KNIGHT FRANK AND GRUBB & ELLIS ANNOUNCE STRATEGIC TRANSACTION

NEW YORK, New York, February 20, 2012 — BGC Partners, Inc. (NASDAQ: BGCP) (“BGC”), the leading global financial services firm which acquired Newmark Knight Frank in October 2011, today announced that it has agreed to acquire substantially all the assets of Grubb & Ellis Company (OTC: GRBE).

Howard W. Lutnick, Chairman and Chief Executive Officer of BGC, stated, “This transaction reflects the deep and unwavering commitment of BGC — the fastest growing, and one of the world’s largest, global brokerage companies serving the financial markets — to build a premier position in real estate services. We agreed to acquire Grubb & Ellis because we believe Newmark Knight Frank’s and Grubb & Ellis’ broad knowledge and extensive brokerage expertise, combined with BGC’s powerful proprietary technology and our strong financial backing, will enable Grubb & Ellis to thrive and grow as part of the BGC family of companies.”

Thomas P. D’Arcy, President and Chief Executive Officer of Grubb & Ellis, commented, “We believe this transaction enhances our value proposition to our clients and strengthens our position in the commercial real estate marketplace. BGC’s strong capital base, robust technology and deep commitment to its brokers provides Grubb & Ellis with scale along with the resources needed by our professionals to deliver exceptional service to our clients. We are confident this will be a seamless transition for our clients and that becoming part of BGC is an extremely attractive opportunity for our brokerage professionals and employees.”

Michael Lehrman, Global Head of Real Estate at BGC, said, “Our expanding position in the real estate marketplace, reflecting BGC’s strategy to grow our real estate business, is creating new capabilities for talented real estate professionals as we extend relationships with top-tier corporations and financial institutions, and introduce innovative tools to broaden the services our brokers offer to clients.”

Barry M. Gosin, Chief Executive Officer of Newmark Knight Frank, said, “The synergies between Newmark Knight Frank’s consultative approach to creating value for clients and Grubb & Ellis’ transactional and management services are tremendous. Joining the passion for excellence in the services each company provides to clients with the capital strength and unequalled technology of the BGC real estate platform represents a superior value proposition and competitive advantage in the real estate marketplace.”

James D. Kuhn, President of Newmark Knight Frank, added, “Our proven high-touch, relationship-driven business model has been dramatically strengthened upon becoming part of BGC. We firmly believe the brokers, employees and clients of Grubb & Ellis would find the same opportunities to grow as part of the BGC family. This would be an exciting new day in the evolution of the outstanding BGC real estate enterprise.”

To facilitate this transaction under the Section 363 sale process of the United States Bankruptcy Code, BGC has acquired the outstanding secured debt of Grubb & Ellis and has committed to provide, or will have an affiliate provide, Grubb & Ellis with “debtor-in-possession” (“DIP”) financing to support Grubb & Ellis throughout this process.

About BGC Partners

BGC Partners, Inc., a leading global brokerage company primarily servicing the wholesale financial markets, has approximately 4,000 employees in New York, London and more than two dozen other major financial centers around the world, and conducts approximately $200 trillion in financial transactions for customers annually. BGC offers customers over 200 products, including commercial real estate, property derivatives, fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products.

BGC’s technology helps customers, including many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms, determine the value of a transaction through optimal pricing that reflects the market environment. Trades, conducted OTC or on exchange, are executed through BGC’s voice, hybrid, or fully electronic brokerage services.

BGC, named after fixed income trading innovator B. Gerald Cantor, also offers financial technology solutions, market data, and analytics regarding financial instruments and markets through its eSpeed, BGC Trader, and BGC Market Data brands, and provides clearing, processing, and other back-office services. For more information, please visit www.bgcpartners.com.

About Newmark Knight Frank

Now a part of BGC Partners, Inc., Newmark Knight Frank is one of the largest commercial real estate service firms in the U.S. Headquartered in New York, Newmark Knight Frank and London-based partner Knight Frank together operate from more than 240 offices in established and emerging property markets on five continents. With a combined staff of more than 7,000,this major force in real estate is meeting the local and global needs of tenants, owners, investors and developers worldwide. For more information, please visit www.newmarkkf.com.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this press release regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC Partners’ Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent 10-K and any updates to such risk factors contained in subsequent Form 10-Q or 8-K filings.

Contacts

Media

Robert Hubbell

212-294-7820

Investors

Jason McGruder

212-829-4988